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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13(d)- 1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)



                             UniCapital Corporation
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)



                            -------------------------
                                 (CUSIP Number)


                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)             [ ] Rule 13d-1(c)             [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

CUSIP No.

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

   John Alfano
----------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                               (b) / /
----------------------------------------------------------------------
3  SEC USE ONLY

----------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
----------------------------------------------------------------------
               5  SOLE VOTING POWER

NUMBER OF         3,368,368
SHARES         -------------------------------------------------------
BENEFICIALLY   6  SHARED VOTING POWER
OWNED BY
EACH              0
REPORTING      -------------------------------------------------------
PERSON         7  SOLE DISPOSITIVE POWER
WITH
                  3,368,368
               -------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  0
----------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,368,368
----------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
   SHARES*                                                         / /
----------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   6.5%
----------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
   IN
----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1.

         (a)  Name of Issuer:

                   UniCapital Corporation

         (b)  Address of Issuer's Principal Executive Offices:

                   10800 Biscayne Boulevard
                   Suite 300
                   Miami, FL 33161

Item 2.

         (a)  Name of Person Filing:

                   John L. Alfano

         (b)  Address of Principal Business Office or, if none, Residence:

              c/o  Jacom Computer Services, Inc.
                   207 Washington Street
                   Northvale, NJ 07647

         (c)  Citizenship:

                   United States

         (d)  Title of Class of Securities:

                   Common

         (e)  CUSIP Number:



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  / /  Broker or Dealer registered under Section 15 of the Act
         (b)  / /  Bank as defined in section 3(a)(6) of the Act
         (c)  / /  Insurance company as defined in section 3(a)(19) of the Act
         (d) / / Investment Company registered under section 8 of the Investment Company Act
         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940


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         (f)  / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
         (g)  / /  Parent Holding Company, in accordance with
                   Section 240.13d-1(b)(ii)(G)
         (h)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         (a)  Amount beneficially owned:

              3,368,368 shares of Common Stock.

         (b)  Percent of Class

              6.5%

         (c)  Number of Shares to which person has:

              (i)   Sole power to vote or direct the vote:     3,368,368
                                                          ---------------------

              (ii)  Shared power to vote or direct the vote:        0
                                                            -------------------

              (iii) Sole power to dispose or direct the disposition: 3,368,368
                                                                    -----------

              (iv)  Shared power to dispose or direct the disposition:    0
                                                                      ---------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         Not applicable


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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             Date: February 15, 1999

                                                   /s/ JOHN L. ALFANO
                                             ----------------------------
                                                   John L. Alfano